Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CRIXUS BH3 ACQUISITION COMPANY

Crixus BH3 Acquisition Company (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the phrase “within 18 months from the closing of the Offering (or 21 months or 24 months, as applicable)” contained in clause (iii)(A) of Section 9.1(b) of Article IX thereof in its entirety and inserting the phrase “on or before the Termination Date” in lieu thereof.

2. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first two sentences of Section 9.2(d) of Article IX thereof in their entirety and inserting the following in lieu thereof:

“In the event that the Corporation has not completed an initial Business Combination by August 7, 2023, the Board may extend the period of time to consummate an initial Business Combination by up to six additional thirty-day periods (the latest such date being referred to as the ‘Termination Date’); provided that, in each case, the Sponsor (or its affiliates or designees) has (i) provided to the Corporation a notice of such extension no later than five business days prior to August 7, 2023 or such thirty-day period, as applicable, and (ii) deposited in the Trust Account an amount determined by multiplying $0.035 by the number of Offering Shares then outstanding (such an amount, a ‘Deposit Amount’), in consideration of the Corporation’s execution and delivery of a non-interest bearing, unsecured promissory note equal to such Deposit Amount, which such promissory note shall not be repaid by the Corporation in the event that the Corporation is unable to complete an initial Business Combination unless there are funds of the Corporation available outside of the Trust Account to repay such promissory note and which such Deposit Amount shall be used to fund the redemption of the Offering Shares as provided in the last sentence of this Section 9.2(d).”

3. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed and acknowledged this 7th day of December, 2022.

CRIXUS BH3 ACQUISITION COMPANY

By:	/s/ Gregory Freedman
Name:	Gregory Freedman
Title:	Co-Chief Executive Officer and Chief Financial Officer